POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that Loren M. Starr, a member of the Board of Trustees of TIAA-CREF Funds (the “Company”), whose signature appears below, constitutes and appoints: Derek B. Dorn, Mary Catherine Benedetto and Rachael Zufall, and each of them individually, as his true and lawful attorneys-in-fact and agents to take any and all action and execute any and all instruments which said attorneys-in-fact may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended, and any rules, regulations, orders or other requirements of the United States Securities and Exchange Commission (“SEC”) thereunder or any other requirements of any regulatory authority having jurisdiction over the offer and sale of shares, including specifically, but without limitation of the foregoing, power and authority to sign his name to a Registration Statement for the Company on Form N-14, any amendments or supplements to said Registration Statement; and any instruments, documents or exhibits filed or to be filed as a part of or in connection with such Registration Statement with respect to the reorganization of the Nuveen International Growth Fund, a series of Nuveen Investment Trust II, into TIAA-CREF International Opportunities Fund, a series of the Company.

I hereby ratify and confirm all that said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof.

Date: December 6, 2022

/s/ Loren M. Starr
Loren M. Starr
Trustee of TIAA-CREF Funds

State of New York	)
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SUBSCRIBED AND SWORN to before me this 6th day of December, by Loren M. Starr, who I have identified to be the person who signs herein.

/s/ Shirley Taylor
NOTARY PUBLIC

My Commission Expires: February 9, 2025